Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	E.E. Wang/Brandi Piacente The Piacente Group (212)481-2050

MEADE INSTRUMENTS FILES
FORM 10-Q FOR FIRST QUARTER OF FISCAL 2007
— Company Comments on Star Instruments Lawsuit—

IRVINE, Calif. – December 1, 2006 – Meade Instruments Corp. (NASDAQ: MEAD) today announced that on November 29, 2006 it filed its Quarterly Report on Form 10-Q for the three month period ended May 31, 2006.

FISCAL 2007 FIRST QUARTER FINANCIAL HIGHLIGHTS

•	The Company’s revenues for the first quarter of fiscal 2007 were $18.7 million, compared with $21.5 million for the same period in the last fiscal year.

•	Net loss for the three months ended May 31, 2006 was $(3.6) million, or $(0.18) per share, compared with net loss of $(782,000), or $(0.04) per share for the three months ended May 31, 2005.

A copy of the Company’s complete Quarterly Report on Form 10-Q is available on the Company’s website at www.meade.com or by contacting the Company’s investor relations firm at 212-481-2050. In addition, the Company expects to file its Quarterly Report on Form 10-Q for the second fiscal quarter ended August 31, 2006 as soon as practicable.

As was previously reported in the Company’s Annual and Quarter Reports filed with the SEC, the Company stated that a lawsuit was filed in September 2006 (which was later amended on October 31, 2006) by Star Instruments and RC Optical Systems, two competitors of Meade that alleges that the Company and several distributors falsely advertised that Meade’s award winning RCX200 and LX200R telescopes employ Ritchey-Chrétien technology.

“Meade’s popular RCX200 and LX200R telescopes use our own patent pending Advanced Ritchey-Chrétien technology, which delivers high quality optics at a lower cost than traditional Ritchey-Chrétien telescopes,” said Steve Muellner, president and chief executive officer. “Simply put, this appears to be an attempt by a competitor to use litigation to prevent fair market competition. Meade will vigorously defend its right to continue to introduce high quality, competitively priced telescope products now and in the future.”

About Meade Instruments
Meade is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars under the Bresser®, Meade® and Simmons® brand names that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s ability to vigorously defend its rights to continue to introduce high quality, competitively priced telescope products now and in the future, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to successfully defend its position in the above mentioned lawsuit, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.